Amended and Restated
Broker-Dealer Agreement

This Amended and Restated Broker-Dealer Agreement (together with exhibits and schedules, this “Agreement”) is entered into by and between BRAZIL POTASH CORP. (“Client”) an  Ontario, Canada Corporation, and Dalmore Group, LLC., a New York Limited Liability Company (“Dalmore”).  Client and Dalmore agree to be bound by the terms of this Agreement, effective of as of the 15th day of June 2021 (the “Effective Date”):

Whereas, Dalmore and Client did enter originally enter into that certain Broker-Dealer Agreement dated and effective as of January 17, 2020 (the “Underlying Agreement”);

Whereas, Dalmore is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via SEC approved exemptions such as Reg D 506(b), 506(c), Regulation A+, Reg CF and others;

Whereas, Client is offering securities directly to the public in an offering exempt from registration under Regulation A+ (the “Offering”); and

Whereas, Client recognizes the benefit of having Dalmore as a broker/dealer for investors who participate in the Offering (“Investors”).

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do wish to amend and restate the Underlying Agreement as indicated hereinbelow:

1. Services. Dalmore will perform the services listed on Exhibit A attached hereto and made a part hereof, in connection with the Offering (the “Services”).  Unless otherwise agreed to in writing by the parties.

2. Compensation. As compensation for the Services, Client shall pay to Dalmore a fee equal to one hundred (100.0) basis points of the aggregate amount raised by the Client.   Further, Client does authorize and agree that Dalmore shall be able to deduct all compensation due it in relation to the Offering directly from Client’s third-party escrow or other such payment account.

3. Miscellaneous.

a. ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND PROVIDER RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITIEE OF FINRA.

b. This Agreement is non-exclusive and shall not be construed to prevent either party from engaging in any other business activities

c. This Agreement will be binding upon all successors, assigns or transferees of Client.  No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent from the other party.

The Dalmore Group LLC
525 Green Place Woodmere, NY 11598
t. 917.319.3000 • f. 516.706.1875

d. Neither party will, without prior written approval of the other party, place or agree to place any advertisement in any website, newspaper, publication, periodical or any other media or communicate with the public in any manner whatsoever if such advertisement or communication in any manner makes reference to the other party, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control, with the other party and to the clearing arrangements and/or any of the Services embodied in this Agreement.  Client and Dalmore will work together to authorize and approve co-branded notifications and client facing communication materials regarding the representations in this Agreement.  Notwithstanding any provisions to the contrary within, Client agrees that Dalmore may make reference in marketing or other materials to any transactions completed during the term of this Agreement, provided no personal data or Confidential Information is disclosed in such materials.

e. THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THIS AGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE STATUTORY AND COMMON LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party

f. If any provision or condition of this Agreement will be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out as if any such invalid or unenforceable provision or condition were not included in the Agreement.

g. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement relating to the subject matter herein. The Agreement may not be modified or amended except by written agreement.

h. This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

The Dalmore Group LLC
525 Green Place Woodmere, NY 11598
t. 917.319.3000 • f. 516.706.1875

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIENT: BARZIL POTASH CORP.

By:: /s/Matthew Simpson
Name:  Matthew Simpson
Its:      CEO

DALMORE GROUP, LLC:

By:    /s/Etan Butler
Name:  Etan Butler
Its:       Chairman

The Dalmore Group LLC
525 Green Place Woodmere, NY 11598
t. 917.319.3000 • f. 516.706.1875

Exhibit A

Services:

a.	Dalmore Responsibilities – Dalmore agrees to:

◾
Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to Client whether or not to accept investor as a customer of the Client;

◾
Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to Client whether or not to accept the use of the subscription agreement for the Investors participation;

◾	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;
◾	Not provide any investment advice nor any investment recommendations to any investor;
◾
Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

◾	Coordinate with third party providers to ensure adequate review and compliance

The Dalmore Group LLC
525 Green Place Woodmere, NY 11598
t. 917.319.3000 • f. 516.706.1875

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